Exhibit 10.1

BEL FUSE INC.

2020 EQUITY COMPENSATION PLAN

Israeli Appendix

1.	GENERAL

1.1

This appendix (the “Appendix”) shall apply only to participants who are residents of the State of Israel or those who are deemed residents of the State of Israel for the purposes of tax payment (the “Israeli Participants”). The provisions specified hereunder shall form an integral part of the Bel Fuse, Inc. 2020 Equity Compensation Plan (the “Plan”) of Bel Fuse, Inc. (the “Company”).

1.2

This Appendix is effective with respect to Israeli Participants’ Awards to be granted according to the resolution of the Administrator as such term is defined in the Plan and shall comply with the Israeli Tax Ordinance (New Version), 1961 (the “Ordinance”).

1.3

This Appendix is a continuation of the Plan, and only refers to Awards granted to Israeli Participants, to comply with the requirements set by the Israeli law in general, and with the provisions of Section 102 of the Ordinance, and any regulations, rules, orders, or procedures promulgated thereunder, as may be amended or replaced from time to time. For the avoidance of doubt, this Appendix does not add to or modify the Plan in respect of any other category of participants.

1.4

The Plan and this Appendix are complementary to each other and shall be deemed one. In any case, of contradiction, whether explicit or implied, between the provisions of this Appendix and the Plan, the provisions set out in this Appendix shall prevail to the extent necessary to comply with the requirements set by the Israeli law in general, and, with the provisions of the Ordinance, as may be amended or replaced from time to time.

1.5	Any capitalized terms not specifically defined in this Appendix shall be construed according to the interpretation given to them in the Plan.

2.	DEFINITIONS

2.1	“Affiliate” means any “Employing Corporation”.

2.2	“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust, or controlled, or supervised, by a Trustee for the benefit of the Israeli Participant.

2.3

“Award” means any award or benefit granted to an Israeli Participant under the Plan, including, without limitation, the grant of Stock Options, Stock Appreciation Rights, Restricted Stock and/or Restricted Stock Units.

2.4	“Award Agreement” means the agreement between the Company and an Israeli Participant that sets out the terms and conditions of the award.

2.5

“Capital Gain Award” or “CGA” means an Approved 102 Award elected and designated by the Committee to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) of the Ordinance.

2.6	“Companies Law” means the Israeli Companies Law -1999.

2.7	“Controlling Shareholder” means a controlling shareholder (“Ba’al Shlita”) as such term defined in Section 32(9) of the Ordinance.

2.8	“Employee” means an individual who is employed by an Israeli resident Affiliate, including an individual serving as an Office Holder but excludes any Controlling Shareholder.

2.9	“Employing Corporation” means any subsidiary or affiliate of the Company, within the meaning of Section 102(a) of the Ordinance.

2.10	“ITA” means the Israeli Tax Authorities.

2.11	“Non-Employee” means a consultant, adviser, service provider, Controlling Shareholder or any other person who is not an Employee.

2.12

“Office Holder” (“Nose Misra”) has the meaning of such term as it is defined in the Companies Law, 1999, including, inter alios, any other person who is part of the upper management of the Company or an Affiliate and who performs managerial services to the Company or an Affiliate.

2.13

“Ordinary Income Award” or “OIA” means an Approved 102 Award elected and designated by the Committee to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

2.14

“102 Award” means an Award that may only be settled in Shares that is granted pursuant to Section 102 which shall only be granted to Employees of the Company or an Affiliate who are not Controlling Shareholders and shall be subject to and construed consistently with the requirements of Section 102 of the Ordinance. The Company shall have no liability to a Participant or to any other party, if an Award (or any part thereof), which is intended to be a 102 Award, is not a 102 Award. Approved 102 Awards may be classified as either Capital Gain Awards or Ordinary Income Awards.

2.15	“3(i) Award” means an Award that does not contain such terms as will qualify under Section 102 of the tax Ordinance.

2.16	“Section 102” means section 102 of the Ordinance and any regulations, rules, orders, or procedures promulgated thereunder as now in effect or as hereafter amended.

2.17	“Trustee” means any individual appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

2.18	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

3.	ISSUANCE OF AWARDS; SECTION 102 ELECTION

3.1	The Committee may designate Awards granted to Israeli Participants pursuant to Section 102 as Approved 102 Awards or Unapproved 102 Awards.

3.2	Employees may receive only Approved 102 Awards or Unapproved 102 Awards under this Appendix. Participants, who are not Employees, may be granted only 3(i) Awards under this Appendix.

3.3	Approved 102 Awards may be classified as either Capital Gain Awards or Ordinary Income Awards.

3.4

The Option Agreement shall indicate whether the grant is an Approved 102 Award, an Unapproved 102 Award or a 3(i) Award; and, if the grant is an Approved 102 Award, whether it is a Capital Gains Award or an Ordinary Income Award.

3.5	The grant of Approved 102 Awards shall be made under this Appendix adopted by the Committee and shall be conditioned upon the approval of this Appendix by the ITA.

3.6

The Committee’s election of the type of Approved 102 Awards as CGA or OIA granted to the Israeli Participants (the “Election”), shall be appropriately filed with the ITA at least 30 days before the date of grant of an Approved 102 Award under the Election. Such Election shall become effective beginning with the first date of grant of an Approved 102 Award under the Election and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Awards under such Election. In case the Company chooses to change its election after the end of the following year as mentioned above, the new election will remain in effect until the end of the year following the year during which the Company first granted Approved 102 Awards under the new election. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

3.7

Each Approved 102 Award and all Shares issued pursuant to the grant or the vesting/exercise of an Award, shall be issued to and registered in the name of a Trustee, as described in Section 4 below, or supervised by the Trustee according to the terms of a special tax ruling from The ITA which approve the supervising trust mechanism (the “Supervising Trustee Ruling”), for the benefit of the Israeli Participants, in accordance with the provisions of Section 102.

3.8

For the avoidance of any doubt, the designation of Approved 102 Awards and Unapproved 102 Awards shall be subject to the terms and conditions set forth in Section 102 of the Ordinance, and the regulations promulgated thereunder.

4.	TRUSTEE

4.1

Approved 102 Awards, which shall be granted under the Plan, and/or any Awards allocated or issued upon vesting/exercise of such Approved 102 Awards shall be allocated and issued to the Trustee and registered in the Trustee’s name, or supervised by the Trustee, in case of obtaining a Supervising Trustee Ruling, and held for the benefit of the Israeli Participants for such period of time as required by Section 102 (the “Restricted Period”). All Shares issued pursuant to the vesting/exercise of an Award shall be deposited with and held by the Trustee or controlled or supervised by the Trustee until such time that such Awards are released from the previously mentioned trust or the supervision of the Trustee as herein provided. In case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be treated as Unapproved 102 Awards, all in accordance with the provisions of Section 102.

4.2

Notwithstanding anything to the contrary, the Trustee shall not release any Awards allocated or issued upon vesting/exercise of Approved 102 Awards prior to the full payment of the Participants’ tax liabilities arising from the Awards.

4.3

With respect to any Approved 102 Award, subject to the provisions of Section 102, a Participant shall not be entitled to sell or release from trust or from the supervision of the Trustee any Shares received upon the vesting/exercise of an Approved 102 Award received subsequently following any realization of rights, until the lapse of the Restricted Period required under Section 102. Notwithstanding the above, if any such sale or release occurs during the Restricted Period it will result in adverse tax consequences to the Participant under Section 102 of the Ordinance, which shall apply to and shall be borne solely by such Participant.

4.4

Upon receipt of any Approved 102 Award, the Participant will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan and this Appendix, or any Approved 102 Awards granted to the Participant thereunder.

5.	FAIR MARKET VALUE FOR TAX PURPOSES

Without derogating from the above, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, the Fair Market Value of an Award at the date of grant shall be determined in accordance with the average value of the Company’s Shares on the thirty (30) trading days preceding the date of grant.

6.	INTEGRATION OF SECTION 102 AND TAX COMMISSIONER’S PERMIT

6.1

Regarding Approved 102 Awards, the provisions of the Plan and/or any Award Agreement entered into in conjunction with the grant of any Award (the “Award Agreement”) shall be subject to the provisions of Section 102 and the ITA’s permit, and the said provisions and permit shall be deemed an integral part of the Appendix and of the Award Agreement.

6.2

Any provision of Section 102 and/or the said permit which is necessary to receive and/or to keep any tax benefit pursuant to Section 102 that is not expressly specified in the Appendix, or the Award Agreement shall be considered binding upon the Company and the Israeli Participants.

7.	DIVIDEND

Subject to the Company’s Articles of Association, with respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options and any unvested Restricted Stock Units) allocated or issued upon the exercise of Options or upon the vesting of Restricted Stock Units and held by the Israeli Participant or by the Trustee as the case may be, the Israeli Participant shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of Section 102 and the rules, regulations or orders promulgated thereunder. With regards to Approved 102 Awards, the Trustee shall transfer the dividend proceeds to the Participant in accordance with the Plan after deduction of taxes in compliance with applicable withholding requirements, and subject to any other requirements imposed by the ITA.

8.	TAX CONSEQUENCES

8.1

To the extent permitted by applicable laws, any tax consequences arising from the grant or exercise/vesting of any Award, from the payment for Awards covered thereby or from any other event or act (of the Company, and/or its Affiliates, and/or the Trustee or the Israeli Participant), hereunder, shall be borne solely by the Israeli Participant with the exception of any taxes usually borne by the employer, including but not limited to employer social security contributions. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Israeli Participant agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against any liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.

8.2

The Company and/or the Trustee shall not be required to release any Shares to a Participant until all Tax consequences (if any) arising from the exercise or sale of such Awards are resolved in a manner reasonably acceptable to the Company, or where the Participant provides, at the Company’s request, a written certificate from the ITA approving the release of the Shares underlying such Awards.

8.3

With respect to Unapproved 102 Awards, if the Israeli Participant ceases to be employed by the Company or any Affiliate, the Israeli Participant shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

9.	GOVERNING LAW & JURISDICTION

Notwithstanding the governing law provisions of the Plan and the Award Agreement, solely for the purpose of determining the Israeli tax treatment of Awards granted pursuant to this Appendix, this Appendix shall be governed by, and interpreted in accordance with, the laws of the state of Israel. The competent courts of Tel Aviv-Yafo shall have sole jurisdiction to adjudicate any dispute that may arise in connection with the application, interpretation or enforcement of this Appendix and of Section 102 including (without limitation) matters involving the Trustee.

BEL FUSE INC.